EXHIBIT 2.15

SECURED LOAN AGREEMENT

THIS SECURED LOAN AGREEMENT, dated as of January 26, 2012, is entered into by and between Rosetta Genomics Ltd., a corporation incorporated under the laws of the State of Israel, with headquarters located at 10 Plaut Street, Science Park, Rehovot 76706, Israel (the “Company”), and each individual or entity named on an executed counterpart of the signature page hereto (each such signatory is referred to as a “Lender”) (each agreement with a Lender being deemed a separate and independent agreement between the Company and such Lender, except that each Lender acknowledges and consents to the rights granted to each other Lender [each, an “Other Lender”] under such agreement and the Transaction Agreements, as defined below, referred to therein).

WITNESSETH:

WHEREAS, the Company is seeking to borrow $1,750,000.00 (the “Aggregate Loan Principal”) on the terms contemplated in this Agreement and in the Transaction Agreements; and

WHEREAS, the Company and the Lender are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration for offers and sales to accredited investors afforded, inter alia, by Rule 506 under Regulation D as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and/or Section 4(2) of the 1933 Act and in reliance upon the exemption from publication of prospectus set forth in section 15A(a)(1) of the Israeli Securities Law, 1968 ;

WHEREAS, each Lender wishes to lend funds in the amount of the Loan Principal (as defined below) to the Company on the Closing Date, as defined below), subject to and upon the terms and conditions of this Agreement and acceptance of this Agreement by the Company, all on the terms and conditions referred to herein; and

WHEREAS, in connection with the loan to be made by the Lender, the Company has agreed to issue the Debentures to the Lender, the repayment of which will be (i) represented by one or more Senior Secured Convertible Debentures of the Company (each, a “Debenture”), as provided herein, and (ii) secured by a grant of a security interest in the assets of the Company, including, but not limited to, the patents and other intellectual property owned by the Company;

WHEREAS, the Company and the Licensee have agreed to negotiate in good faith an exclusive perpetual license to Gensignia, Inc. (the “Licensee”), on the terms and conditions referred to in Annex II annexed hereto (the “License”) of certain of the patents held by the Company in the United States and in other jurisdictions throughout the world, for a one-time license fee of $1,250,000.00 (the “License Fee”) to be paid on the execution and delivery of the Definitive License Agreement (defined below), with the License being effective as of such date (collectively, the “License Transaction”); provided, that, in furtherance thereof, immediately following the Closing Date, the Company and the Licensee will negotiate the terms of the detailed agreement (the “Definitive License Agreement”), to be executed and delivered by the Company to the Licensee no later than February 29, 2012, or such later date as may be mutually agreed to by the Company and the Licensee (the “Definitive Agreement Date”);

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NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          AGREEMENT TO LEND; LOAN PRINCIPAL AMOUNT.

a.           Loan.

(i)          Subject to the terms and conditions of this Agreement and the other Transaction Agreements (as defined below), the Lender hereby agrees to loan to the Company the principal amount specified on the Lender’s signature page of this Agreement (the “Loan Principal”), of which a portion, specified on the Lender’s signature page shall be convertible, at the Lender’s discretion to the Company’s Common Stock, as specified herein. The aggregate total of the Lender’s Loan Principal and the Loan Principal of all Other Lenders will be equal to the Aggregate Loan Principal.

(ii)         The obligation to repay the Loan Principal and any interest accrued thereon under this Agreement from the Lender shall be evidenced by the Company’s issuance of one or more Debentures to the Lender in the aggregate principal amount of the Lender’s Loan Principal. Each Debenture shall be payable on the Maturity Date (as defined in the Debenture). Each Debenture shall be substantially in the form of Annex I annexed hereto. Repayment of the Debenture shall be secured under the terms of the Security Interest Provisions annexed hereto as Annex V (the “Security Interest Agreement”), which refer to the Company, as debtor, and the Lender, as secured party. By signing this Agreement, each of the Lender and the Company agrees to all of the terms and conditions of, and becomes a party to, the Security Interest Agreement, all of the provisions of which are incorporated herein by this reference as if set forth in full.

(iii)        The loan to be made by the Lender and the issuance of the Debentures (the “Purchased Securities”) to the Lender and the other transactions (other than the License Transaction) contemplated hereby are sometimes referred to herein and in the other Transaction Agreements as the purchase and sale of the Purchased Securities, and such transactions and the License Transaction are sometimes referred to collectively as the “Transactions.”

b.           Certain Definitions. As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

“1934 Act” means the Securities and Exchange Act of 1934, as amended.

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“Affiliate” means, with respect to a specific Person referred to in the relevant provision, another Person who or which controls or is controlled by or is under common control with such specified Person.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City or Tel Aviv, Israel are authorized by Law or executive order to remain closed.

“Certificate of Incorporation” means the certificate of incorporation, articles of incorporation or association or other charter documents (howsoever denominated) of the Company, as amended to date.

“Certificates” means the ink-signed Debentures, each duly executed by the Company and issued on the Closing Date in the name of the Lender.

“Closing Date” means the date of the closing of loan for the Aggregate Loan Principal and the issuance and delivery of the Certificates, as provided herein.

“Common Stock” means the Ordinary Shares, par value NIS 0.04, of the Company.

“Company Group” means the Company and any current or future Subsidiary; any entity included in the Company Group is a “Company Group Member.”

“Company's SEC Documents” means all reports filed by the Company with the SEC during the period commencing on January 1, 2011 and continuing through the date of the Secured Loan Agreement which are available for review on EDGAR at least two Business Days prior to the Closing Date

“Conversion Shares” means the shares of Common Stock issuable upon the conversion of the Debentures or in payment of certain interest payments, each in accordance with the terms of the Debentures.

“Disclosure Annex” means Annex IV to this Agreement; provided, however, that the Disclosure Annex shall be arranged in sections corresponding to the identified Sections of this Agreement, but the disclosure in any such section of the Disclosure Annex shall qualify other provisions in this Agreement to the extent that it would be readily apparent to an informed reader from a reading of such section of the Disclosure Annex that it is also relevant to other provisions of this Agreement.

“Existing Company Agreement” means any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party and which has not expired or been terminated or by which it or any of its properties or assets are bound, including, if relevant, any listing agreement for the Common Stock.

“Holder” means the Person holding the relevant Purchased Securities at the relevant time.

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“Institution” means each institution named as an “Institution” in the Intellectual Property Annex or any two or more of them, as the context may require.

“Intellectual Property Annex” means Annex III attached hereto, which provides a list of all Patents and all Other Intellectual Property (i) held by the Company or any other Company Group Member, or licensed from other parties by the Company or any other Company Group Member, in the United States and in other jurisdictions and (ii) licensed or sublicensed by the Company or any other Company Group Member to other parties.

“Lender Representative” has the meaning ascribed to in Section 4(i).

“Major Transaction” has the meaning ascribed to in Section 4(g).

“Material Adverse Effect” means (x) a material adverse effect on the legality, validity or enforceability of the Securities, the License, or any of the Transaction Agreements, (y) a material adverse effect on the results of operations, assets, or financial condition of the Company and its subsidiaries, taken as a whole, or (z) an adverse impairment of the Company's ability to perform fully on a timely basis its material obligations under any of the Transaction Agreements or the transactions contemplated thereby, all except for any such effects or impairments resulting, directly or indirectly, from (i) the public announcement of, or performance of the transactions contemplated by or pursuant to, the Transaction Agreements, (ii) changes in GAAP or any Applicable Laws, (iii) changes in the industry in which the Company and its Subsidiary operate, (iv) changes in general economic conditions or the financial or securities markets generally, or (v) any adverse change or effect that is cured by the Company prior to the Closing Date, but only to the extent that any such change described in clauses (ii) and (iii) is not specifically related to or disproportionately impacts the Company or the Company’s Subsidiary.

“Other Intellectual Property” means trademarks, trademark applications and copyrights.

“Other Registration Statement” has the meaning ascribed to it in Section 4(l).

“Patents” means the patents identified in the Intellectual Property Annex (i) as being owned by the Company or any other Company Group Member in the United States or any other jurisdiction, or (ii) as being subject to a current application for a patent in the United States or any other jurisdiction.

“Person” means any living person or any entity, such as, but not necessarily limited to, a corporation, partnership or trust.

“Placement Agent” means Aegis Capital Corp.

“Placement Agent Compensation” means an amount equal to 5.5% of the Aggregate Loan Principal, which is payable by the Company to the Placement Agent on the Closing Date.

“Securities” means any or all of the Purchased Securities or the Conversion Shares.

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“State of Incorporation” means (i) for the Company, the State of Israel, and (ii) for each other Company Group Member, the state of its incorporation of organization.

“Subsidiary” means, as of the relevant date, any entity which is owned or controlled by the Company, whether now existing or hereafter acquired or created; a list of the Company’s current Subsidiaries and their respective States of Incorporation is included in the Disclosure Annex.

“Transaction Agreements” means this Secured Loan Agreement, the Debentures, the Disclosure Annex, the Security Interest Agreement, all documents and instruments executed heretofore or hereafter with respect to the License Transaction, and includes all ancillary documents referred to in those agreements.

“Wire Instructions” means the wire instructions as provided separately in writing by the Company to the Lender; provided, however, that the account identified in such instructions shall be an account maintained in the name of the Company or a Company Group Member.

c.           Form of Payment; Delivery of Certificates. With respect to the Closing Date:

(i)          no later than the Closing Date, each Lender shall pay such Lender’s Loan Principal to the Company, by delivering, by wire transfer of funds as provided in the Wire Instructions, immediately available good funds equal to that amount in United States Dollars to the Company; and

(ii)         no later than the Closing Date, the Company shall deliver the Certificates, each duly executed on behalf of the Company and issued in the name of each Lender, to such Lender (or the party designated by such Lender in a separate writing provided to the Company);

In each case, such funds and such Certificates to be held by or for the Company or the Lender, as the case may be, pending the closing of the Transactions to be consummated on the Closing Date.

2. LENDER REPRESENTATIONS, WARRANTIES, ETC.; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION.

The Lender represents and warrants to the Company, as of the date of the execution and delivery hereof and as of the Closing Date, that:

a.           Without limiting Lender's right to sell the Securities pursuant to an effective registration statement, if any, or otherwise in compliance with the 1933 Act, the Lender is receiving the Securities for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

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b.           The Lender is (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its Affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and to evaluate the merits and risks of an investment in the Securities, and (iv) able to afford the entire loss of its investment in the Securities. The Lender is not an Israeli citizen or resident of the State of Israel.

c.           All subsequent offers and sales of the Securities by the Lender shall be made either pursuant to registration of the relevant Securities under the 1933 Act or pursuant to an exemption from registration.

d.           The Lender understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the 1933 Act and state securities laws and that the Company is relying upon the truth and accuracy of, and the Lender's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Lender set forth herein in order to determine the availability of such exemptions and the eligibility of the Lender to receive the Securities.

e.           The Lender and its advisors, if any, have been furnished with or have been given access to all materials relating to the business, finances and operations of the Company and materials relating to the offer and possible sale of the Securities which have been requested by the Lender, including those set forth on in any annex attached hereto. The Lender and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management and have received complete and satisfactory answers to any such inquiries.

f.            The Lender understands that its investment in the Securities involves a high degree of risk.

g.           If the Lender is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code, as currently in effect), such Lender hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the possible purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. The Lender’s subscription and payment for and continued beneficial ownership, if any, of the Securities will not violate any applicable securities or other laws of the Lender’s jurisdiction.

h.           If the Lender is an individual, then the Lender resides in the state or province identified in the address of the Lender set forth on the Lender’s signature page to this Agreement. If the Lender is a partnership, corporation, limited liability company or other entity, then the office or offices of the Lender in which its principal place of business is the address or addresses of the Lender set forth on the Lender’s signature page to this Agreement.

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i.            If the Lender is a corporate entity, the Lender has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Agreements to which the Lender is a party. This Agreement and each of the other Transaction Agreements to which the Lender is a party, and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Lender and if the Lender is a corporate entity then all corporate actions on the part of the Lender necessary for the authorization, execution, delivery, and performance of all of the Lender's obligations under this Agreement have been duly and lawfully taken. This Agreement has been executed and delivered by the Lender, and this Agreement is, and each of the other Transaction Agreements to which the Lender is a party, when executed and delivered by the Lender (if necessary), will be valid and binding obligations of the Lender enforceable in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application, and no further consent or authorization of the Lender or its organs is required.

j.            The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by the Lender, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement except for the Placement agent Compensation.

K. Holder will use reasonable efforts to cooperate with Company for the maintaining of the Company’s NASDAQ listing.

3.          COMPANY REPRESENTATIONS, ETC. The Company represents and warrants to the Lender, in respect of the Company and any Company Group Member, as of the date of the execution and delivery hereof and as of the Closing Date, that, except as otherwise provided in the Disclosure Annex or in the Company’s SEC Documents:

a.           Due Authorization The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Agreements and to issue the Securities; (b) the execution and delivery of this Agreement and the Transaction Agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required; and (c) each of this Agreement and the Transaction Agreements has been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

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b.           Capitalization. The authorized capitalization of the Company is as set forth the Disclosure Annex. Except as set forth in the SEC Documents, the Company has not issued any capital stock since its most recently filed SEC Documents, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of Ordinary Shares to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of warrants outstanding as described in the SEC Documents. Except for (i) warrants to purchase approximately 4,340,142 shares of Common Stock with exercise prices ranging between $0.50 and $10.00 per share and (ii) options to purchase approximately 492,136 shares of Common Stock with exercise prices ranging between $0.00 and $35.20 per share, there were no options, warrants, or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

c.           Rights of Others Affecting the Transactions. There are no preemptive rights of any shareholder of the Company, as such, to acquire the Purchased Securities or to enter into any other part of the Transactions. No party has a currently exercisable right of first refusal which would be applicable to any or all of the transactions contemplated by the Transaction Agreements.

d.           Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have or result in a Material Adverse Effect.

e.           intentionally left blank

f.            Securities Law Matters; Approvals.

(i)          The Company has registered the Common Stock pursuant to Section 12(b) or 12(g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and, except as provided in the Disclosure Annex, the Company has maintained all requirements for the continued listing or quotation of the Common Stock, and such Common Stock is currently listed or quoted on the Principal Market. As of the date of this Agreement, the Principal Market is the NASDAQ Capital Market and the shares of the Company are not listed or quoted for trading on any other market. For purposes of the Transaction Documents, Principal Market shall not include OTC BB or any other similar over the counter exchange.

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(ii)         No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the issuance and sale of the Securities to the Lender as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

(iii)        Assuming the accuracy of the representations and warranties of the Holder set forth in Section 2, the offer and sale by the Company of the Purchased Securities is exempt from the registration and prospectus delivery requirements of the 1933 Act and the rules and regulations of the SEC thereunder and of the Israeli Securities Act (5728-1968) and any regulations thereunder.

g.           Non-contravention. The execution and delivery of this Agreement and each of the other Transaction Agreements by the Company, the issuance of the Purchased Securities in accordance with the terms hereof, (including but not limited to the conversion of the Debentures into Common Stock) and the consummation by the Company of the other transactions contemplated by this Agreement, the Debentures and the other Transaction Agreements do not and will not

(i) conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (A) the Certificate of Incorporation, including the Company’s Articles of Association, as currently in effect, (C) any Existing Company Agreement, except as set forth in the Disclosure Annex, or (D) any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, any Israeli or United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have or result in a Material Adverse Effect, and

(ii) except as contemplated hereby, (A) result in the creation or imposition of any lien, charge or encumbrance upon the Purchased Securities, the Conversion Shares or any of the assets of the Company or any other Company Group Member; or (B) result in (1) the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any other creditor or equity holder of the Company, or (2) the acceleration of the due date of any obligation of the Company; (C) result in the activation of any piggy-back registration rights of any person or entity holding securities of the Company or having the right to receive securities of the Company, or (D) result in any payment of any amount or acceleration of any future payment, grant or funding from the State of Israel or the Ministry of Industry and Trade or the Office of the Chief Scientist. The timely payment of interest on the Debentures is not prohibited by the Certificate of Incorporation, or any agreement, contract, document or other undertaking to which the Company is a party.

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h.           Absence of Events of Default. Except as set forth in this Section 3, (A) neither the Company nor any other Company Group Member is in breach of, or in default in the performance or observance of, any material obligation, agreement, covenant or condition contained in any material Existing Company Agreement, and (B) no Event of Default (or its equivalent term), as defined in the respective Existing Company Agreement, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (or its equivalent term) (as so defined in such Existing Company Agreement), has occurred and is continuing.

i.            Technology.

(i)          Subject only to the rights and interests of the Licensee as provided in the License Transaction and to any other rights and interests of third parties described in the Intellectual Property Annex, the Company or the relevant other Company Group Member owns, and to the exclusion of all other Parties, except as specified, is the sole owner of, each of the Patents and Other Intellectual Property identified in the Intellectual Property Annex, including, but not necessarily limited to, all patents with respect thereto issued by any relevant authority anywhere in the world and all patent applications with respect thereto as have been submitted to any relevant authority anywhere in the world.

(ii)         The Company or the relevant other Company Group Member is the licensee of certain intellectual property rights from each of the Institutions as listed on the Intellectual Property Annex and, subject to the Company’s compliance with the terms thereof, such license is in full force and effect. The relevant Institution has not provided any notice, in writing or otherwise, regarding any default or potential default by the Company or such other Company Group Member with respect to the relevant license from such Institution or regarding any termination of such license before its stated expiration date, if any.

(iii)        Except for the rights and interests of the Licensee under the License Transaction and such other rights specified herein or in the Intellectual Property Annex, no Party has a security interest, lien or other claim in or with respect to any Patent or Other Intellectual Property.

j.            Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any other Company Group Member before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, any of the Transaction Agreements. The Company is not aware of any valid basis for any such claim that (either individually or in the aggregate with all other such events and circumstances) could reasonably be expected to have a Material Adverse Effect. There are no outstanding or unsatisfied judgments, orders, decrees, writs, injunctions or stipulations to which the Company is a party or by which it or any of its properties is bound, that involve the transaction contemplated herein or that, alone or in the aggregate, could reasonably be expect to have a Material Adverse Effect.

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k.          Certificate of Incorporation. The Company has furnished or made available to Holder true and correct copies of the Company's Certificate of Incorporation, as amended and in effect on the date hereof .

l.            Fees to Brokers, Placement Agents and Others. The Company has taken no action which would give rise to any claim by any Person for brokerage commission, finder's fees or similar payments by Lender relating to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Company acknowledges that it has agreed to pay in connection with the Transactions contemplated hereby the Placement Agent’s Compensation to the Placement Agent. Except for such fees arising as a result of any agreement or arrangement entered into by the Lender without the knowledge of the Company (a “Lender’s Fee”), Lender shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of the Placement Agent or by other Persons for fees of a type contemplated in this paragraph that may be due in connection with the transactions contemplated hereby. The Company shall indemnify and hold harmless each Lender, its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees (other than a Lender’s Fee).

m.           Full Disclosure. To the Company’s knowledge, there is no fact known to the Company (other than general conditions known to the public generally) that has not been disclosed in writing to the Lender that would reasonably be expected to have or result in a Material Adverse Effect. The Company has no undisclosed liabilities other than in the ordinary course of business (which individually or in the aggregate do not have a Material Adverse Effect) and there are no events or circumstances (other than the transactions contemplated hereby) requiring public disclosure which have not been disclosed.

n.           Confirmation. All representations made by or relating to the Company of a historical or prospective nature shall relate and refer to the Company, its predecessors, and the Subsidiaries. The Company agrees that, if any events occur or circumstances exist prior to the consummation of any part of this transaction on the Closing Date which would make any of the Company’s representations, warranties, agreements or other information set forth herein materially untrue or materially inaccurate as of such date, the Company shall immediately notify the Lender in writing prior to such date of such fact, specifying which representation, warranty or covenant is affected and the reasons therefor.

o.           Filings, Approvals. The Company is not required under any Israeli or United States federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Common Stock in accordance with the terms hereof (other than any SEC, NASDAQ Capital Market, FINRA or state securities filings that may be required to be made by the Company in connection with any Closing, any registration statement that may be filed pursuant hereto, and any shareholder approval required by the rules applicable to companies whose common stock trades on the NASDAQ Capital Market); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Holder herein.

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p.           Liens. Except as set forth in Annex 1 of the Security Interest Agreement, the Company has good and marketable title to all of the properties and assets, both real and personal, tangible and intangible, that it purports to own, including the properties and assets reflected in the Financial Statements, and they are not subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge.

q.           Government Funding. The Company is in compliance in all material respects with all conditions and requirements relating to the funding that it has received from the Israeli Ministry of Industry Trade and Labor and has not been notified of any default or acceleration of the repayment of such funding. The License shall not cause any royalties or acceleration of repayment obligations of any government funding.

4.          CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

a.           Transfer Restrictions. The Lender acknowledges that (1) the Securities have not been and are not being registered under the provisions of the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Lender shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or, except as specifically contemplated by the Transaction Agreements or Rule 144 under the Securities Act , to comply with the terms and conditions of any exemption thereunder.

b.           Restrictive Legend. The Lender acknowledges and agrees that, until such time as the relevant Securities have been registered under the 1933 Act and may be sold in accordance with an effective registration statement, or until such Securities can otherwise be sold without restriction, whichever is earlier, the certificates and other instruments representing any of the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

The Company has not provided, and, subject to the requirements of any applicable law, will not provide, any legends or stop transfer instructions except for the foregoing.

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c.           Filings. The Company undertakes and agrees to make all filings required to be made by it in connection with the sale of the Securities to the Lender under the 1933 Act, the 1934 Act or any United States state securities laws and the regulations thereof and (ii) the laws of the State of Israel and the regulations thereof, in each case as the same may be applicable to the Company and to provide a copy thereof to the Lender promptly after such filing.

d.           Use of Proceeds. The Company will use the net proceeds received hereunder (excluding amounts paid to the Placement Agent, as contemplated hereby) for general corporate purposes.

e.           Technology. Subject only to the interests and rights of the Licensee contemplated by the License Transaction, from the Closing Date and until the Debentures are no longer outstanding, the Company shall (i) maintain its ownership interest in the Patents and Other Intellectual Property and (ii) continue to, directly or indirectly, (x) prosecute all patent applications with respect thereto, and (y) enforce its rights with respect thereto.

f.            Limitation on Certain Transactions.

(i)          The Company agrees that, for the period from the date hereof through the date which is nine (9) months after the Closing Date or until there are no Debentures outstanding, without the prior written consent of the Holders in each instance (which consent may be given or withheld or delayed in the Holder’s sole discretion for any reason or no reason whatsoever), the Company will not enter into a written or other agreement to effect, directly or indirectly, a reverse merger however effected including a share exchange or similar transaction, with an entity which is not a public company with shares trading on the NASDAQ Capital Market or other recognized Trading Market. However, this provision shall not apply to any transaction between Company and Licensee.

(ii)         The Company agrees that, from the date hereof until there are no Debentures outstanding, without the prior written consent of the Holders in each instance (which consent may be given or withheld or delayed in the Holder’s sole discretion for any reason or no reason whatsoever), neither the Company nor any other Company Group Member will sell or otherwise transfer or grant a security in or with respect to any of the Company’s assets which are subject to the security interest granted to the Lenders, as contemplated in the Transaction Agreements.

(iii)        The Company agrees that, until the earlier of (x) Definitive Agreement Date or (y) the date that the Licensing Agreement is executed and delivered by the Company and Licensee in definitive form or (z) as extended by mutual agreement of the parties, the Company will not hold discussions or otherwise negotiate with any party with respect to either (a) financing, secured or otherwise, convertible or otherwise, or (b) the grant of a license in any of the patents or other intellectual property of the Company or any other Company Group member except for any such licensing discussions with General Electric.

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g.           Right of Participation.

(i)          If, during the period from the date of this Agreement and for as long as the Holder holds any of Purchased Securities, the Company or any other member of the Company Group reaches a definitive agreement with any third party regarding any one or more of the following types of transactions, with the intention of facilitating or pursuing (i) an equity or debt financing (ii) the sale, disposal or transfer of all or substantially all of its material assets (other than any rights which might be subject to the license to the Licensee in the Licensing Transaction), (iii) a merger or reverse merger, (iv) a reorganization, or (v) any other transaction that could result in a change in control of the Company (any such transaction, a “Major Transaction”), the Company will give the Holders (or their designees) at least ten (10) Business Days’ opportunity to engage in discussion with the Company or other Company Group member to participate in such Major Transaction. The Company and each other relevant Company Group member will provide the Holders (or their designees)with opportunities, terms and access that are no less favorable than that given by the Company or Company Group member to any third party being offered participation in such Major Transaction. In addition, if the lead placement agent or underwriter in an equity or debt financing transaction informs the Company, in its considered opinion, that compliance with this Section 4(g) could negatively affect the Company’s ability to complete such financing transaction, then this Section 4(g) shall be inapplicable to such transaction.

(ii)         Nothing in this provision constitutes a waiver by the Lender with respect to, or otherwise gives the right to the Company to participate in, a transaction which is prohibited or limited by any other provision of this Agreement or any of the other Transaction Agreements.

(iii) Notwithstanding the above, if a third party interested in conducting a Major Transaction with the Company notifies Company that Holder’s exercising Holder’s rights of participation will prevent said third party from entering into an agreement with the Company, and Lender did not agree to step in, replace the said third party and assume upon himself all of the said third party’s obligations in the transaction, then Holder shall have no right to participate in said transaction.

h.           Certain Agreements. Any other provision of this Agreement or any of the other Transaction Agreements to the contrary notwithstanding, the Company shall not engage in any offers, sales or other transactions of its securities which would adversely affect the exemption from registration available for the Transactions contemplated by the Transaction Agreements.

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i.            Independent Nature of Lenders' Obligations and Rights. The obligations of each Lender under the Transaction Agreements are several and not joint with the obligations of any Other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any Other Lender under any one or more of the Transaction Agreements. The decision of each Lender or Other Lender to lend its share of the Loan and receipt of Securities for said Loan pursuant to the Transaction Agreements has been made by such Lender independently of any Other Lender and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of its subsidiaries, if any, which may been made or given by any Other Lender or any of their respective officers, directors, principals, employees, agents, counsel or representatives (collectively, including the Lender, the “Lender Representatives”). No Lender Representative shall have any liability to any Other Lender or the Company relating to or arising from any such information, materials, statements or opinions, if any. The Company acknowledges that, for reasons of administrative convenience, (x) the Transaction Agreements have been prepared by counsel and such counsel does not represent any or all of the Lenders with respect to the transactions contemplated hereby, and each other Lender has retained its own counsel (or had the opportunity to do so) with respect to such transactions, and (y) the Company has elected to provide each of the Lenders with the same Transaction Agreements for the purpose of closing a transaction with multiple Lenders and not because it was required or requested to do so by any Lender. In furtherance of the foregoing, and not in limitation thereof, the Company acknowledges that nothing contained in this Agreement or in any Transaction Agreement, and no action taken by any Lender pursuant thereto, shall be deemed to constitute any two or more Lenders constituting or acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Agreements.

j.            Equal Treatment of Lenders. No consideration shall be offered or paid to any Holder to amend or consent to a waiver or modification of any provision of any of the Transaction Agreements unless the same consideration is also offered to all of the Holders

k.           Independent Investment Decision. No Lender has agreed to act with any Other Lender for the purpose of acquiring, holding, voting or disposing of the Securities purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Lender is acting independently with respect to its investment in the Securities. The decision of each Lender to lend and to receive Securities pursuant to this Agreement has been made by such Lender independently of any other loan or purchase and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or its subsidiaries which may have made or given by any Other Lender or by any agent or employee of any Other Lender, and no Lender or any of its agents or employees shall have any liability to any Other Lender (or any other person) relating to or arising from any such information, materials, statements or opinions.

l.            Intellectual Property. From the date of this Agreement and for as long as the Holder owns any of the Purchased Securities, the Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use intellectual property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business as currently conducted.

m.          Additional Negative Covenants. From the date of this Agreement and for as long as the Holder owns any of the Purchased Securities or Conversion Shares, the Company will not amend its Certificate of Incorporation, as to adversely affect any rights of the Lender.

n.           Confirmation of Certain Representations. The Company covenants that it will, as long as there is an outstanding sum due to the Holders on account of the Loan, confirm to the Holders in writing quarterly that the representations in Sections 3(h) and 3(m) are still current.

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o.           Covenant to Negotiate Definitive License Agreement. The Company covenants with the Lenders that the Company will negotiate in good faith with the Licensee, who shall also negotiated in good faith, with respect to the terms of the Definitive License Agreement, in an effort to complete negotiations and execute and deliver the Definitive License Agreement, in form and substance satisfactory to the Licensee and the Company, no later than February 29, 2012.

p.           Listing of Common Stock. The Company has filed a Notification Form: Listing of Additional Shares with the Principal Market covering the Conversion Shares. The Company shall use its commercially reasonable efforts to continue the listing and trading of the Common Stock on the Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market. Nothing contained herein shall require the Company to effect a reverse split of its ordinary shares. If applicable, each Lender shall vote any Conversion Shares held by such Holder in a manner consistent with the Company’s efforts to continue the listing and trading of the Common Stock on the Principal Market.

q.           Reporting Requirements. The Company shall take all commercially reasonable steps to cause the Common Stock to continue to be registered under Section 12(g) or 12(b) of the Exchange Act, will use its commercially reasonable efforts to comply in all material respects with its reporting and filing obligations under said Act and the rules of the Principal Market , and will not take any action or file any document (whether or not permitted by said Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act.

r.           Reservation of Shares. For as long as the Debentures are outstanding, the Company will reserve a number of shares of Common Stock equal to 200% of the maximum number of remaining Conversion Shares, as may be determined from time to time. The Company will give written instruction regarding such reservation to the Company’s transfer agent.

s.          License. To the extent otherwise prohibited under this Agreement, the Company shall seek consent from the Lenders prior to entering into any commercial partnership, distribution, sales agency or other similar arrangement relating to Company’s Existing Products (i.e., miRviewtmmets, miRviewtmmets2, miRviewtmsquamous, miRviewtmlung and miRviewtmmeso), which consent shall not be unreasonably withheld or delayed.

5.          FEES. On the Closing Date, the Company will pay the following fees and other amounts to the parties indicated:

a.          The Company will pay the Placement Agent’s Compensation to the Placement Agent Provided that the Placement Agent will provide the Company at least three business days prior to the Closing Date, with wire instructions for the payment of all amounts payable to the Placement Agent.

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b.           The Company will pay the reasonable and documented fees to counsel in connection with their legal services relating to the Transactions in an aggregate amount not to exceed $50,000.00 and Israeli Value Added Tax on any applicable amounts Each such counsel will provide the Company with wire instructions for the payment of all amounts payable to such counsel.

6.          CLOSING DATE. The Closing Date shall occur on January 27, 2012 or as soon thereafter as practicable as agreed to by the Parties, provided that each of the conditions contemplated by Sections 7 and 8 hereof shall have either been satisfied or been waived by the party in whose favor such conditions run, or such other time as is mutually agreed upon by the Company and the Lender.

7.          CONDITIONS TO THE COMPANY'S OBLIGATION TO PROVIDE.

Each Lender understands that the Company's obligation to provide the Purchased Securities to the Lender pursuant to this Agreement on the Closing Date is conditioned upon:

a.           The execution and delivery of this Agreement by each such Lender;

b.           The delivery by all Lenders to the Company of good funds as loan in full of an amount equal to the Aggregate Loan Principal in accordance with this Agreement;

c.           The accuracy on such Closing Date of the representations and warranties of each Lender contained in this Agreement, each as if made on such date, and the performance by each Lender on or before such date of all covenants and agreements of each such Lender required to be performed on or before such date; and

d.           There shall not be in effect any law, rule or regulation or court order prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

8.          CONDITIONS TO THE LENDER'S OBLIGATION TO RECEIVE.

The Company understands that the Lender's obligation to receive the Securities on the Closing Date is conditioned upon:

a.           The execution and delivery of this Agreement and the other Transaction Agreements by the Company, and each of the Transaction Agreements executed by the Company on or before such date shall be in full force and effect and the Company shall not be in default thereunder;

b.           The delivery by the Company to the Lender of the relevant Certificates in accordance with this Agreement;

c.           The delivery to the Lender of opinions of counsel for the Company, dated such Closing Date, addressed to the Lender, in form, scope and substance reasonably satisfactory to the Lender, substantially to the effect set forth in Annex VI attached hereto (it being understood that portions of such opinion may be provided by United States counsel and portions by Israeli counsel);

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e.          The accuracy in all material respects on such Closing Date of the representations and warranties of the Company contained in this Agreement, each as if made on such date, and the performance by the Company on or before such date of all covenants and agreements of the Company required to be performed on or before such date;

f.           There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained; and

g.          The Company shall provide a copy of the duly signed report by the Company to the Israeli Register of Companies creating a security interest according to the terms of the Security Interest Agreement which shall be filed on the business day following the Closing.

h.          The Company shall provide a copy of the duly signed Israeli Security Agreement in the form attached hereto as Annex VII to be filed with the Israeli Register of Companies;

i.           The Company shall provide a copy of the duly signed and notarized Israeli Power of Attorney in the form attached hereto as Annex VIII authorizing the Lender to take certain actions;

j.           The company shall provide a copy of the duly signed documents necessary to register the lien at the Israeli Patents Office; and

k.          The delivery of a copy of the duly adopted resolutions of the Board of Directors of the Company approving the Transaction Agreements which have not been rescinded or amended.

9.          JURY TRIAL WAIVER. The Company and the Lender hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with the Transaction Agreements.

10.         GOVERNING LAW: MISCELLANEOUS.

a.           This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Agreement or any of the other Transaction Agreements and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper. To the extent determined by such court, each Party shall reimburse the Other Parties for any reasonable legal fees and disbursements incurred by the other Parties in enforcement of or protection of any of said Party’s rights under any of the Transaction Agreements. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

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b.           The Company acknowledges and agrees that irreparable damage would occur to the Holder in the event that any material provision of this Agreement or any of the other Transaction Agreements were not performed in accordance with its specific terms or were otherwise breached. The Company accordingly agrees that the Holder shall be entitled to an injunction or injunctions, without the necessity to post a bond, to prevent or cure breaches of the provisions of this Agreement or such other Transaction Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which the Holder may be entitled by law or equity. This provision is deemed incorporated by reference into each of the Transaction Agreements as if set forth therein in full.

c.           Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

d.           This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

e.           All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

f.            This Agreement may be signed in one or more counterparts each of which shall be deemed an original.

g.           A facsimile or other electronic transmission of this signed Agreement shall be legal and binding on all parties hereto.

h.           The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

i.            If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

j.            This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

k.          This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

l.            All dollar amounts referred to or contemplated by this Agreement or any other Transaction Agreement shall be deemed to refer to US Dollars, unless otherwise explicitly stated to the contrary.

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m.          Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

n.           The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

o.           As soon as practicable after the Closing Date, the Company may issue a press release disclosing the material terms of the transactions contemplated hereby. As soon as practicable after the Closing Date, the Company also intends to file a Report on Form 6-K disclosing the material terms of the transactions contemplated hereby, which Form 6-K may include the Transaction Documents as exhibits thereto. The Company and Holders shall consult with each other in issuing any other press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Holders without the prior written consent of such Holders except to the extent required by law. Holders acknowledge that this Agreement and all or part of the Transaction Agreements may be deemed to be "material contracts" as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. Holders further agree that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

11.         NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

(a) the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

(b) the fifth Business Day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

(c) the third Business Day after mailing by domestic or international express courier, with delivery costs and fees prepaid,

in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days’ advance written notice similarly given to each of the other parties hereto):

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COMPANY:	At the address set forth at the head of this Agreement.
Attn: Chief Executive Officer
Telephone No.: (972) -73-222-0700
Telecopier No.: (972) -73-222-0700

with a copy to:
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Brian P. Keane
Telephone No.: (617) 348-3093
Telecopier No.: (617) 542-2241

LENDER:	At the address set forth on the signature page of this Agreement.

12.         SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The Company’s and the Lender’s representations and warranties herein shall survive the execution and delivery of this Agreement and the delivery of the Certificates and the repayment of the Loan, for a period of three (3) years after the Closing Date and shall inure to the benefit of the Lender and the Company and their respective successors and assigns.

[Balance of page intentionally left blank]

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[SECURED LOAN AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, with respect to the Loan Principal specified below, each of the undersigned represents that the foregoing statements made by it above are true and correct and that it has caused this Agreement to be duly executed on its behalf (if an entity, by one of its officers thereunto duly authorized) as of the date first above written.

LOAN PRINCIPAL:                                                                                    $1,750,000

CONVERTIBLE AMOUNT:                                                         $300,000

LENDER:

[please PRINT all information except signature]

/s/ Robert Merrill Hunter
ROBERT MERRILL HUNTER
Address	Printed Name of Lender

By:
Telecopier No.	(Signature of Authorized Person)

Printed Name and Title
Jurisdiction of Incorporation
or Organization

	Name:	e-mail address:

Contact person:

If the above Notice Address is not the Residence (for individual Lender) or Principal Place of Business (for Lender which is not an individual), such Residence or Principal Place of Business is:

_____________________________

_____________________________

COMPANY:

Rosetta Genomics Ltd.

By:	/s/ Kenneth A. Berlin

Title:	President & CEO

	Name:	e-mail address:
Contact person:	Kenneth A. Berlin

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